Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-227084 on Form S-3 and Registration Statements No. 333-174234 and No. 333-207259 on Form S-8 of Kosmos Energy Ltd. of our report dated March 29, 2018 relating to the consolidated financial statements of DGE II Management, LLC as of and for the year ended December 31, 2017 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph related to allocation of services with related parties, and an other matter paragraph related to supplemental information on oil and natural gas operations), appearing in this Current Report on Form 8-K/A of Kosmos Energy Ltd.

/s/ Deloitte & Touche LLP Houston, Texas
October 5, 2018